Exhibit 10.30

SALES AGENT AGREEMENT

THIS AGREEMENT, between **Land O'Lakes Purina Feed LLC** ("LOLPF"), a Delaware limited liability company having its principal place of business at 1080 County Road F West, Shoreview, Minnesota 55126, and **Organic Sales and Marketing, Inc.** ("Agent"), a __Delaware corporation__ having its principal place of business at _114 Broadway, Raynham, MA_, is effective as of the _3_ day of November, 2010 ("Effective Date").

WHEREAS, LOLPF is the manufacturer and seller of certain organic fertilizer products listed on the attached **Exhibit A** ("Products") and desires to secure the services of Agent to sell Products in LOLPF's name and for LOLPF's account under the terms and conditions of this Agreement; and

WHEREAS, Agent has a sales staff capable of handling the sales of Products and desires to perform the Duties (set forth below) on behalf of LOLPF.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1. Appointment; Acceptance. LOLPF appoints Agent as LOLPF's preferred agent, and Agent accepts such appointment, to promote sales to and solicit and process orders of Products from organic fertilizer customers ("Customers") on behalf of LOLPF and only in the United States and Canada ("Territory"). Agent agrees and acknowledges that the agency relationship described herein is not an exclusive relationship. LOLPF agrees and understands that Agent is an established business with other clients it will continue manufacture for, sell to and service.

2. Authority. In the performance of this Agreement, Agent is engaged as an agent to operate within the terms and conditions of this Agreement. Except as specifically set forth in this Agreement, Agent is not authorized to assume any obligation or responsibility on behalf of LOLPF, make any representations or warranties (express or implied) on behalf of LOLPF, or otherwise bind LOLPF in any way. Agent's activities and those of its employees and representatives are at all times under the exclusive direction and control of Agent, and Agent's relationship to LOLPF is that of an independent contractor.

3. Agent Duties.

    a. Promote Sales and Solicit Orders: Agent shall use its best efforts, and in no event less than commercially reasonable efforts, to solicit and process Product orders on behalf of LOLPF for the sale of Products to Customers.

    b. Use of LOLPF Marks: Agent shall obtain LOLPF's prior written approval before distributing any advertisements, literature, or promotional materials relating to the Products or containing any trademarks associated with LOLPF or the Products.

    c. Insurance. Agent, at Agent's expense, shall carry commercial general liability insurance and professional errors and omissions insurance to ensure that LOLPF's interests and the interests of its subsidiaries and affiliates are protected with respect to Agent's performance under this Agreement. Agent agrees to (i) obtain and at all times during the term of this Agreement maintain, at its own expense, a commercial general liability policy for bodily injury and property damage with coverage providing a combined single limit of not less than three Million Dollars ($3,000,000) per occurrence and to be endorsed to include LOLPF as an additional insured, as well as a professional errors and omissions policy providing a limit of not less than three Million Dollars ($3,000,000) which Agent agrees to maintain for a period of two (2) years following completion of services under this Agreement; (ii) cause each insurance policy to be with a carrier that has an AM Best financial rating of A- or better; and (iii) notify LOLPF at least thirty (30) days in advance

of any material change or cancellation of such coverage. Agent further agrees to provide proof of such insurance to LOLPF upon signing of this Agreement.

d. Agent shall perform there duties as reasonably requested by LOLPF from time to time.

4. Title to Products. Agent and LOLPF agree and acknowledge that title to all Products shall remain with LOLPF until title transfers to Customer and that such Products will be the sole property of LOLPF and remain under LOLPF's control, and that Agent has no right, title, or interest in or to the Products.

5. Promotional Materials. Agent must have LOLPF's prior written approval before distributing any advertisements, literature, or promotional materials concerning the Products or containing any trademarks associated with LOLPF or the Products.

6. Agent's Warranties. Agent makes the following representations and warranties:

   a. Agent is duly organized and in good standing under the laws of the state under which it is organized and is authorized to execute, deliver, and perform this Agreement.

   b. Agent represents that it is not, and will not be, in violation of any obligation to any third party in entering into and/or performing its obligations under this Agreement.

   c. Agent represents that it is qualified to perform the services described in this Agreement for LOLPF. Agent shall perform the services in accordance with all applicable laws, rules, regulations, and LOLPF's policies with professional quality. Agent shall use its continuing best efforts to achieve the goals or objectives stated by LOLPF from time to time.

7. Agent Compensation. Upon receipt of an invoice from Agent for fees provided herein, LOLPF shall review the invoice and, provided LOLPF is satisfied with the accuracy of the invoice, shall approve the invoice for payment. LOLPF shall remit payment on all such invoices net thirty (30) days, good faith disputes excepted.

   a. Commission. Agent shall be paid a commission per ton of Products sold. For the twelve month period beginning as of August 1, 2010, LOLPF shall pay Agent a commission as follows:

      i. Products sold in 20# or larger bags:

         - Forty dollars ($40) per ton for the first four thousand (4,000) tons of Product sold by Agent
         - Thirty dollars ($30) per ton for any tons sold in excess of four thousand tons

      ii. Products sold in bags smaller than 20#: One hundred twenty dollars ($120) per ton

   b. Transition Fee. LOLPF shall pay Agent a monthly fee of $5,000 per month for a six month period beginning as of August 2010. In return for this transition fee, Agent shall effectively manage the existing base of Customers to whom LOLPF sells the Products. This transition fee shall compensate Agent for Agent's attendance at distributor buying shows and for customer support (1-800 and website Q&A) and product training and support, during the period that Agent receives a monthly fee. Agent agrees and acknowledges that it shall continue to attend distributor buying shows and engaging in customer support and product training and support following such period but at Agent's own cost and expense. .

8. Term; Termination. The initial term of this Agreement commences as of August 1, 2010 and shall continue through July 31, 2010 ("Initial Term"). Thereafter, the Agreement shall automatically renew for additional one (1) year periods (each a "Renewal Term") until terminated by either party as provided for herein. Either party may terminate this Agreement at any time without cause upon sixty (60) days prior written notice to the other party. Upon Agent's breach of this Agreement, LOLPF may terminate this Agreement immediately upon providing written notice to Agent. Upon termination or non-renewal, Agent shall immediately cease to represent itself as an agent of LOLPF and shall return all Products to LOLPF at LOLPF's expense. Notwithstanding the foregoing, if LOLPF terminates the Agreement because of Agent's breach of the Agreement, then Agent shall return all Products to LOLPF at Agent's expense. All outstanding accounts between the parties shall be settled within sixty (60) days of termination of the Agreement.

9. Product Pricing. LOLPF shall specify to Agent in writing the prices, payment terms, and other terms and conditions of sale to be quoted on behalf of LOLPF hereunder. LOLPF may modify such prices and terms at any time in its sole discretion by providing written notice to Agent.

10. Audits. Agent shall permit LOLPF or a mutually-acceptable independent auditor to examine and take abstracts and/or make copies of all relevant records, files, documents, and other materials of Agent and examine the Product inventory and facilities in which such inventory is handled and/or stored, to such extent as is reasonably necessary for LOLPF to verify Agent's compliance with this Agreement. Agent shall provide reasonable access to its records and facilities to facilitate such audit and shall cooperate and provide reasonable assistance as requested by LOLPF or its auditor in support of the audit. LOLPF shall be responsible for the costs of such audit.

11. Intellectual Property. It is expressly agreed between LOLPF and Agent that LOLPF is the sole and exclusive owner of, and shall have all right, title, and interest in, the grain-based organic fertilizer technologies and know-how related to the Products, along with all LOLPF brands and marks, including but not limited to the Bradfield Organic® mark (collectively, the "Intellectual Property"). During the term of this Agreement and at all times thereafter, at the request of LOLPF, Agent shall execute all papers, applications, assignments, and other instruments and perform all other reasonable acts that LOLPF shall deem necessary or convenient in order to transfer, convey, and assign to LOLPF or its nominee the sole and exclusive right, title, and interest in and to the Intellectual Property, and to apply for, register, perfect, confirm, establish, enforce, and protect LOLPF's rights in the Intellectual Property, and all expenses reasonably incurred by Agent pursuant hereto shall be borne by LOLPF. The obligations of this Section shall survive the expiration or termination of this Agreement.

12. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING IN WHOLE OR IN PART FROM THE PRODUCTS OR A PARTY'S ACTIONS OR INACTIONS RELATED TO THIS AGREEMENT. IN NO EVENT SHALL LOLPF'S LIABILITY TO SALES AGENT EXCEED OBLIGATIONS OF LOLPF TO PAY ANY COMMISSIONS OR OTHER FEES EARNED AND PAYABLE TO AGENT HEREUNDER.

13. Indemnification. Agent agrees to indemnify, defend, and hold harmless LOLPF, its directors, officers, employees, agents, and affiliates from and against any and all claims, demands, damages, actions, causes of action, losses, liabilities, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys and other professionals) relating to, arising out of, or in any way connected with (i) Agent's negligent performance or nonperformance of this Agreement, Agent's breach of the representations expressed in this Agreement, or Agent's breach of any other term of this Agreement; (ii) fraudulent or dishonest acts on the part of Agent or its employees, acting

alone or in collusion with anyone other than employees of LOLPF; or (iii) Agent exceeding its actual and limited authority hereunder; provided, however, that LOLPF shall indemnify, defend, and hold harmless Agent with respect to any such claims, demands, actions, penalties, fines, damages, costs, and expenses (including, without limitation, court costs and reasonable fees of attorneys and other professionals) to the extent caused solely by (i) the negligent acts or omissions or the willful misconduct of LOLPF, (ii) LOLPF's breach of its representations made herein, or (iii) any fraudulent or dishonest acts on the part of LOLPF or its employees. The obligations of this Section shall survive the expiration or termination of this Agreement.

14. Product Warranties. LOLPF warrants that the Products will be of its standard quality and will conform to the Product label when shipped from LOLPF. LOLPF MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED AND EXCLUDED. LOLPF makes no warranty regarding the results to be obtained from Products. AGENT WILL MAKE NO WARRANTIES OR REPRESENTATIONS INCONSISTENT HEREWITH ON BEHALF OF LOLPF.

15. Confidentiality. For the purposes of this Agreement, the term "Confidential Information" shall mean all information Agent acquired from LOLPF, whether prior to, contemporaneous with, or subsequent to the date of this Agreement, relating to the business of LOLPF and services to be provided to LOLPF by Agent whether developed by LOLPF or by others and whether patented or patentable, including, without limitation, customer and supplier lists, trade secrets, designs, processes, formulas, ingredients, business plans and strategies, financial information, pricing information, specifications, devices, research and development data, manufacturing and processing data, clinical and engineering data, purchasing and marketing data, samples, and the like of every kind, and all information Agent acquires or observes in connection with the services it is providing. This Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing, for the purposes of this Agreement, information shall not be deemed to be Confidential Information if Agent can prove that such information:

    a. was publicly available at the time Agent acquired the information from LOLPF;

    b. has become publicly available other than by Agent's breach of this Agreement, but the obligation of confidentiality shall cease only after the date on which such information has become publicly available;

    c. was known by Agent prior to Agent acquiring the information from LOLPF;

    d. was rightfully acquired by Agent from a source other than LOLPF or LOLPF's affiliates, directors, employees, agents, or representatives, provided that such source is not prohibited from transmitting such information pursuant to any contractual, fiduciary, or legal obligation;

    e. was independently developed by Agent without using LOLPF's Confidential Information; or

    f. was generally disclosed by LOLPF to third parties without similar obligations of confidentiality.

Specific information shall not be deemed to be within any of the foregoing exclusions set out in clauses (a) through (f) above merely because it is or may be within the scope of more general information which falls within any one or more of the foregoing exclusions.

Agent shall disclose LOLPF's Confidential Information to only its employees, agents, and representatives who have an absolute need to know such information in order to carry out the terms of this Agreement, who are informed of the confidential nature of such information, and who shall agree to be bound by the obligations of confidentiality set forth in this Agreement. Agent shall be responsible for any breach of confidentiality by its employees, agents, and representatives (including those employees, agents, and representatives who subsequent to obtaining LOLPF's Confidential Information become former employees, agents, and representatives of Agent). Agent shall take, at its sole cost and expense, all reasonable measures, including but not limited to court proceedings, to restrain its employees, agents, and representatives from unauthorized disclosure or use of LOLPF's Confidential Information. Except for disclosure to its employees, agents, and representatives under the conditions noted above, Agent shall retain LOLPF's Confidential Information in secret, shall not utilize LOLPF's Confidential Information for the benefit of Agent or any third party, and shall not divulge, furnish, or make accessible LOLPF's Confidential Information to any third party. Agent shall use LOLPF's Confidential Information solely and exclusively for the purpose of carrying out the terms of this Agreement.

Agent's obligations respecting the Confidential Information disclosed by LOLPF shall remain in effect (a) with respect to a "trade secret," for so long as such information remains a trade secret and (b) for all other Confidential Information, for a period of ten (10) years from the date of this Agreement.

In the event Agent or anyone to whom Agent transmits the Confidential Information becomes legally compelled to disclose any of LOLPF's Confidential Information, Agent or anyone to whom Agent transmits the Confidential Information shall provide LOLPF with prompt notice so that LOLPF may seek a protective order or other appropriate remedy. In the event that such a protective order or other remedy is not obtained, Agent or anyone to whom Agent transmits the Confidential Information shall furnish only that portion of LOLPF's Confidential Information which in the opinion of Agent's counsel is legally required and shall exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to LOLPF's Confidential Information.

16. Remedies. Agent acknowledges that it would be difficult to fully compensate LOLPF for damages resulting from any breach by Agent of the confidentiality provisions provided in this Agreement. Accordingly, in the event of any actual or threatened breach of such provision, LOLPF shall be entitled to temporary and/or permanent injunctive relief to enforce such provision, and such relief may be granted without the necessity of proving actual damages. Each of the parties' rights and remedies specified in this Agreement shall be cumulative and additional to any other or further remedies provided in law or equity.

17. Use of Company Name or Logo. Agent shall not use or otherwise appropriate any of LOLPF's trademarks, logotype, company name, or tradenames for display on its website or inclusion in any other media announcements of Agent without first obtaining the written consent and approval of LOLPF.

18. Notices. Any notices required hereunder shall be deemed to have been properly given if a written notice has been delivered to the party to whom notice is required to be given (the "Addressee") and either (a) hand-delivered to Addressee; or (b) enclosed in a sealed envelope, and sent, postage prepaid, by certified mail, return receipt requested, to Addressee at Addressee's address shown in the above recitals hereto, or at such other address as Addressee may hereafter designate in writing to the other party. A mandatory copy of all notices sent to LOLPF hereunder shall be sent to the following address: Law Department – MS 2500, Land O'Lakes, Inc., PO Box 64101, Saint Paul, MN 55164.

19. Severability. The provisions of this Agreement shall be severable, and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

20. Waiver. None of the provisions of this Agreement shall be considered waived by either party hereto unless the waiver is given in writing to the other party. A written waiver shall operate only as to the specific term or condition waived and shall not be deemed to be a continuing waiver unless specifically stated to be continuing in effect.

21. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither party shall assign, delegate, or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party hereto, and any assignment or attempted assignment without such prior written consent shall be void.

22. Governing Law/Jurisdiction/Venue. This Agreement shall be controlled by the laws of the United States of America and shall be interpreted, construed, and enforced according to the internal laws of the State of Minnesota (without regard to choice of law provisions). Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in Minneapolis, Minnesota. Agent and LOLPF shall submit to the jurisdiction of, and accept that venue is proper in, these courts in any such legal action or proceeding.

23. Advice of Counsel. No party, representative, or counsel for one party has acted, shall act, or shall be deemed to act as legal counsel or representative for the other party with respect hereto. Each party represents that such party has sought and obtained any legal advice deemed necessary prior to entering into this Agreement. Each party hereto has had the opportunity to fully negotiate the terms hereof and to modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation against the party causing this Agreement to be drafted.

24. Entire Agreement. This Agreement constitutes the entire understanding of LOLPF and Agent. Further, this Agreement supersedes any and all other previous understandings, proposals, or agreements, oral or written, and all negotiations, conversations, or discussions heretofore had between the parties with respect to the subject matter hereof. No modification, alteration, or change in the terms hereof shall be effective unless made in writing and signed by both LOLPF and Agent.

25. Counterparts. The parties may sign this Agreement in any number of counterparts and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and which shall become binding when one or more counterparts have been signed by the parties hereto and delivered to each of Agent and LOLPF.

26. Interpretation. The headings of the sections and subsections are for the convenience of reference only and shall not affect the meaning of this Agreement. The Exhibits made and/or referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

27. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

ORGANIC SALES AND MARKETING, INC.	LAND O'LAKES PURINA FEED LLC
By: [signature]	By: Lisa Deverell [signature]
Print Name: Sam Jeffries	Print Name: Lisa Deverell
Title: President	Title: VP Finance